Exhibit 99.1

Behringer Harvard Forms Joint Venture With

Equity Group Investments and Transwestern Investment Company
to Recapitalize 200 S. Wacker Drive in Chicago

Behringer Harvard Retains Management of the Property

Dallas and Chicago, June 15, 2011 — Behringer Harvard announced today that it has formed a joint venture with affiliates of Equity Group Investments LLC and Transwestern Investment Company LLC to recapitalize 200 S. Wacker Drive in the West Loop of Chicago’s central business district.

The premier 40-story office tower comprising 754,750 rentable square feet was previously acquired by Behringer Harvard in November 2007. As a result of today’s transaction, Behringer Harvard is bringing in additional capital partners for 200 S. Wacker Drive while retaining a 10 percent ownership interest and continuing its responsibility for daily management of the property. J.F. McKinney & Associates will serve as the leasing agent.

“We pursued an extensive competitive process that identified several attractive partner candidates,” said Mr. Robert Aisner, President and co-COO of Behringer Harvard. “We chose to partner with Equity Group Investments and Transwestern Investment Company based on their high statures in the industry, their broad and deep experience, and their track records of success. We believe this joint venture offers us and our new partners a superior opportunity to maximize the value of 200 S. Wacker Drive.”

Equity Group Investments invested in the building through the Zell Credit Opportunities Fund, which focuses primarily on debt investments and capital restructurings.

“We’re beginning to see an increase in investment opportunities as more lenders and owners bring assets for recapitalization into the market. The 200 S. Wacker Drive transaction enabled us to acquire an interest in a great asset in a terrific location at below replacement cost, and we did it with strong partners that are also focused on improving the asset and positioning it for leasing success,” said Mr. Sam Zell, Chairman of Equity Group Investments.

“As a result of this joint venture, 200 S. Wacker Drive will benefit from enhanced access to capital and a stronger capacity to fund broker commissions and tenant improvements,” said Mr. Stephen Quazzo, co-Founder and CEO of Transwestern Investment Company. “The new ownership team will continue to pursue the program Behringer Harvard has been implementing for capital improvements expected to further enhance the Class-A appeal of this already desirable property and promote rapid lease-up of available space. Moreover, this will be accomplished without disruption to the Behringer Harvard property management team that has established long-standing relationships with the building’s tenants.”

Designed with an efficient floor-plate by the renowned architect Harry Weese, 200 S. Wacker Drive is situated on the southwest corner of Adams Street and Wacker Drive and provides tenants with unobstructed views from the east bank of the Chicago River. The property is within a few blocks of many public transit options at the Union, Ogilvie and Rock Island commuter rail stations. Tenants also enjoy proximity to the retail, restaurant and cultural amenities in the vibrant West Loop. Amenities at 200 S. Wacker Drive include the tenant-only Club 200 Fitness Center, Currents on the River Bistro and Lounge, conference facilities, a heated executive parking garage, and a news and sundries shop and ATM in the lobby. The property also offers easy access to Quincy Park and an on-site water taxi to Michigan Avenue and other destinations.

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Major tenants at 200 S. Wacker Drive include The University of Illinois, Ziegler Wealth Management, Duff & Phelps Investment Management Company, T.Y. Lin International, Regus Business Centers, Russell Reynolds and PNC Bank. Space available for lease includes floor-plates of 22,000 square feet and up to 110,000 square feet of contiguous space.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Equity Group Investments

Equity Group Investments (EGI) is the private investment firm founded by Sam Zell more than 40 years ago. The firm has an active portfolio spanning industries and continents with interests in real estate, energy, logistics, transportation, media and health care. EGI recently established the Zell Credit Opportunities Fund to focus on the recapitalization of over-leveraged assets and companies and to invest opportunistically in loans and credit securities in both the real estate and corporate arenas.

About Transwestern Investment Company

Founded in 1996, Chicago-based Transwestern Investment Company is a principal investment firm specializing in commercial real estate. The firm has invested in approximately 470 U.S. properties totaling over $11 billion through its sponsored investment fund vehicles. The investment in 200 S. Wacker Drive is being made through its $440 million Aslan Realty Partners IV fund, which is actively seeking U.S. office, industrial and retail value-add properties for investment. The Transwestern equity portfolio includes 41 office, seven retail and two industrial properties totaling approximately 23 million square feet, as well as 12 multifamily assets with 3,100 units. Additionally, in the mezzanine investment area, Transwestern has made 95 loans totaling
$1.2 billion in investments with 76 realizations to date.

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For More Information

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Terry Holt Equity Group Investments tholt@egii.com 312.466.3979	Natalie Papadam Transwestern Investment Company natalie.papadam@transwestern.net 312.499.1958